Exhibit 2.1

LRL Global Health Outcomes Research Agreement

Introduction and Scope

Section 1        Parties; Defined Terms

1.1	This is an agreement between Eli Lilly and Company Limited, a company incorporated in England under company registration number 284385 whose registered office is at Lilly House, Priestley Road, Basingstoke RG24 9NL, United Kingdom ("Lilly") and Shanghai VitalStrategic Research Institute, Suite 16D, 445 Jiang Ning Road, ShangHai 200041 China ("Supplier").

1.2	Other capitalised terms are defined in Exhibit A.

Section 2        Background

2.1	Lilly is a research-based company that develops, manufactures, markets, and sells pharmaceutical and animal health products.

2.2	From time to time Lilly requires services related to Health Outcomes.

2.3	Supplier is a Shanghai VitalStrategic Research Institute.

2.4	Lilly and Supplier wish to enter into this Agreement in order to facilitate Lilly's engagement of Supplier to furnish Assessment of CVD Risk among Newly Diagnosed Diabetes Patients at Increased Risk of CVD in China (2016-5550) services to Lilly.

2.5	The parties conduct business around the globe in their own names or through their respective Affiliates. Affiliates of Lilly or Supplier may opt into the terms of this Agreement or create an independent local agreement incorporating such terms between a Lilly Affiliate and Supplier or between a Lilly Affiliate and a Supplier Affiliate. Parties may opt-in through the use of an opt-in or similar agreement (also known as a localisation agreement) or through a Work Order signed by the respective parties. This opt-in or localisation agreement shall be modified to comply with local law or practice.

Section 3        Scope of Agreement

3.1	This Agreement applies to the Project described in Error! Reference source not found.

3.2	Lilly may issue a purchase order for the Project solely for administrative purposes, but none of the terms and conditions of the purchase order or anything else about it is part of the Agreement.

3.3	Except for the specific services and deliverables contained in the Project, nothing about the Agreement requires Supplier to furnish, nor Lilly to request Supplier to furnish, any particular services or deliverables or any particular quantity of services or deliverables.

3.4	A Project may be changed only by a written Change Order signed by both Parties that refers to this Agreement and to the associated Project. To the extent Supplier desires to change how the Services are provided to Lilly without changing the scope of the Services, all such changes, including such changes that are for the benefit of Lilly, are subject to Lilly's prior express written consent.

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3.5	This Agreement shall continue to be effective until all services/obligations to be performed under this Agreement are complete.

Supplier's Rights and Obligations

Section 4        Supplier's General Obligations

4.1	Supplier will furnish Lilly all Services and Deliverables in accordance with the Project Specifications and will provide everything it needs to furnish such Services and Deliverables except for those responsibilities the Agreement expressly assigns to Lilly.

4.2       Supplier will perform all other obligations the Agreement requires it to perform.

4.3	Upon expiration, notice of termination of this Agreement and request by Lilly, Supplier will cooperate in transferring Supplier's obligations and any work in progress to Lilly or to another supplier. Lilly agrees to pay Supplier reasonable costs of such transfer. At Supplier's cost, as part of Supplier's duty to cooperate, Supplier agrees to provide to Lilly, or to a third-party designated by Lilly at Lilly's request, a full inventory of all work in progress, together with all Work Product, data documentation, and all other information that Supplier generated as part of providing Services to Lilly.

4.4	Supplier shall provide to Lilly within thirty (30) days after completion of the Services, a final report summarising the results of its Services in accordance with the terms of the Proposal. Supplier shall provide Lilly with at least two hard copies and one electronic (on diskette) or digital copy of the final report.

4.5	Supplier shall on request and in good faith agree to produce documented procedures regarding the quality assurance processes for database construction, data cleaning and statistical programming.

4.6	Supplier shall be responsible for obtaining all applicable licenses, authorisations, and permits required in connection with the performance of Services and to otherwise carry out its obligations under each Project and shall have financial responsibility for, and shall pay, all fees and taxes associated with such licenses, authorisations, and permits, unless otherwise expressly set forth herein or in any Project.

4.7	Supplier shall immediately notify Lilly if the following significantly impact the sourced deliverables or services:

4.7.1	Privacy inspection or suspected privacy breach

4.7.2	Issue with a special security substance as defined by Lilly from time to time

4.7.3	Deviations/issues and other quality matters

4.7.4	Actions brought against Supplier by a regulatory agency

4.7.5	Regulatory inspection, including Supplier's subcontractors

4.7.6	Relevant changes to or by Supplier (i.e., changes to or addition of locations or services by Supplier).

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Section 5        Supplier's Representations and Warranties

5.1	Supplier represents and warrants that:

5.1.1	Neither Supplier nor any other Person who furnishes Services or Deliverables for Lilly or satisfies any other obligation of Supplier under the Agreement is prohibited from doing so by any legal obligation or restriction, including any Applicable Law or contractual commitment.

5.1.2	Supplier's performance under this Agreement (including all Services, Deliverables, Work Product and Supplier's employment practices) complies with all Applicable Law and with any relevant description or specification in the Agreement, including the Project Specifications.

5.1.3	Services will be rendered with at least that degree of skill and competence reasonably expected of, and in accordance with any codes of conduct commonly recognised by, Persons who perform similar services in the country in which the Services are performed.

5.1.4	Supplier has the right to make any grants of Intellectual Property Rights to the Work Product or Deliverables that it makes or is required to make under the Agreement.

5.1.5	The Deliverables and Work Product do not infringe any Intellectual Property Rights of any other Person, and any use thereof by Lilly consistent with this Agreement does not infringe such rights.

5.1.6	All Work Product is an original creation for Lilly unless Lilly acknowledges otherwise in the Project Specifications or in another writing.

Section 6        Reporting Adverse Events and Product Complaints

6.1	If during the course of performing Services under this Agreement, Supplier, Supplier's Representatives, or Supplier's Subcontractors become aware of an Adverse Events or Product Complaint, Supplier will report such information to Lilly within one business day of awareness by calling Product Safety or Product Quality Department at the appropriate local Lilly Affiliate. This reporting obligation does not apply to information that Supplier's Representatives or Subcontractors receive directly from Lilly or from a clinical investigator conducting a clinical trial on behalf of Lilly.

Section 7        Project Personnel

7.1	The Project Specifications may designate certain responsibilities with respect to the Project to be performed by specified individuals or by individuals that have specified qualifications. If so, the designated responsibilities will be performed exclusively by those individuals except with Lilly's prior written consent. In the event that the services of a specified individual cease to be available Supplier (for example, by reason of resignation or prolonged illness), Lilly's consent will not be unreasonably withheld.

7.2	Supplier shall ensure that its personnel receive appropriate training, including any training required by Applicable Law or reasonably requested by Lilly pursuant to Lilly Policies. Supplier shall maintain accurate and current records of all training activities and retain such records in accordance with the terms of this Agreement.

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Section 8        Supplier's Invoices

8.1	Schedule. Except to the extent provided by the Project Specifications or the Compensation terms, Supplier will submit invoices on the following schedule:

8.1.1	For hourly fees, for unit-based fees, and for reimbursement of expenses: once a month, as accrued or incurred.

8.1.2	For fixed fees: after Lilly has received and accepted all Services and Deliverables subject to the fixed fee.

8.2	Form and supplemental information. Each invoice submitted by Supplier must comply with Lilly's standard forms and procedures (as changed from time to time) and published on the internet at http://supplierportal.lilly.com and with any specific requirements in this Agreement. Each invoice will be accompanied by any information required by the Agreement or that Lilly may reasonably request, including purchase order number and detailed information for any amounts of Taxes Supplier is collecting from Lilly.

8.3	Currency. Invoices will be stated in Chinese Yuan Renminbi.

Section 9        Safety and Security at Lilly's Facilities

9.1	During the course of this Agreement, Supplier Representative(s) may be granted a security identification badge and allowed unescorted access to Lilly facilities. As a condition to obtaining such unescorted access, Supplier will comply with, and will cause its Representatives, Affiliates, and Subcontractors to comply with, all policies and procedures that Lilly establishes to enhance the safety or security of Lilly's facilities or of persons at or near Lilly's facilities, including, without limitation, measures such as safety orientation programs, substance abuse screening, background checks, restricting access through the use of identification badges and passwords, and any additional policies or procedures set forth in Lilly's Contractor Policies and Procedures Manual. Supplier will promptly notify Lilly of any violation of such policies and procedures by any of the Persons listed in the preceding sentence.

9.2	At all times on Lilly Property, Supplier will comply with, and will cause its Representatives, Affiliates, Subcontractors to comply with, the instructions of a Lilly security official that are reasonably necessary to redress a threat, or to avoid an imminent threat, to the safety or security of such facilities or persons.

Section 10         Supplier Code of Conduct and Sustainability

10.1	Supplier acknowledges that Lilly has adopted a Supplier Code of Conduct based on the Pharmaceutical Industry Principles for Responsible Supply Chain Management. These principles represent high-level expectations of business performance in the areas of ethics, labour, health & safety, environment and related management systems. Together with Lilly's Quality standards, these principles comprise the high standards Lilly sets for its suppliers and service providers. Supplier agrees to endeavor to follow Lilly's Supplier Code of Conduct set forth on the internet at http://supplierportal.lilly.com or as otherwise provided by Lilly. Supplier agrees to submit to audits for compliance with these principles. Failure to comply in any area will result in a written report and an action plan to bring Supplier into compliance.

10.2	Supplier acknowledges that Lilly has adopted, or during the course of this Agreement might adopt, certain corporate goals to improve the sustainability of the Products and Deliverables throughout the life cycle of those Products and Deliverables. As one of its suppliers, upon Lilly's reasonable request, or as part of Supplier's continuous improvement initiatives, Lilly expects Supplier to collaborate in establishing and endeavor toward achieving such sustainability goals for the Products and Deliverables, including the establishment of relevant metrics to measure progress toward such goals. On at least an annual basis, the Parties will discuss and establish, as appropriate, relevant sustainability goals and metrics and monitor progress toward such goals.

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10.3	Supplier is responsible for the development of, and compliance with, procedures necessary to ensure the health and safety of its employees, representatives, and third parties, and the protection of the environment.

10.4	Supplier agrees to provide timely notification to Lilly of an FISE event that could impact Lilly materials, including, but not limited to fires, explosions or fatalities.

Section 11        Debarment and Exclusion from Certain Health Care Programs

11.1	Supplier represents that it has not been:

11.1.1	Debarred by the United States Food and Drug Administration under any provision of the Generic Drug Enforcement Act; or

11.1.2	Excluded by the Office of the Inspector General of the United States Department of Health and Human Services, or by any other authority, from participating in any health care program (such as Medicare or Medicaid) funded by any Governmental Authority.

11.2	Supplier agrees that no Person who has been debarred or excluded as described above will furnish any of the Services or Deliverables or perform any of Supplier's obligations under the Agreement.

11.3	Supplier will immediately notify Lilly in writing (with a copy to Lilly's legal counsel) of any actions taken or proceeding pending that threatens or confirms a debarment or exclusion of any such Person.

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Lilly's Rights and Obligations

Section 12        Lilly's General Obligations

12.1	Lilly will pay Supplier the Compensation according to the terms of this Agreement.

12.2	Lilly will perform any obligations expressly assigned to it in the Project Specifications or elsewhere in the Agreement.

Section 13        Payment

13.1	Payment Terms. Payment will be due sixty (60) days following the receipt by Lilly's Accounts Payable Department of an invoice that complies with the requirements of this Agreement, except that Lilly may withhold payment of any amount that it may reasonably dispute in good faith until such dispute is resolved. Payment by electronic transfer will be made on the payment date. Payment by check will be mailed on the payment date.

13.2	Currency. Payment will be in Chinese Yuan Renminbi.

13.3	Compensation. The Compensation is Supplier's entire recompense for full performance of all of Supplier's obligations under this Agreement, with no other amounts owed to Supplier by Lilly for labour, materials, expenses, time of staff, overhead, profit, taxes, insurance, or other costs of furnishing or use by Lilly or its Affiliates of the Services or Deliverables.

Section 14        Access to Lilly's Facilities and Information Systems

14.1	Lilly retains its right to restrict or refuse any Person (including Supplier, its Affiliates, its Subcontractors, and their respective Representatives) access to Lilly's facilities, computers, or other information systems.

14.2	In particular, but not in limitation of the preceding Section, Lilly may restrict or refuse access to any individual who does not do any of the following to Lilly's satisfaction.

14.2.1	Accept or acknowledge in writing a personal obligation to protect Lilly's Confidential Information, substantially equivalent to Section 1919.

14.3	Such restriction or refusal excuses Supplier's performance under this Agreement only if it renders Supplier's performance impracticable, does not comport with Lilly's written procedures, and is manifestly unreasonable.

Information and Property Rights

Section 15        Rights to Work Product and Deliverables

15.1	Supplier hereby assigns to Lilly all property rights, title, and interest (including Intellectual Property Rights) to the Work Product and Deliverables. Supplier will take any action or execute any document necessary to perfect, record, establish, or otherwise give effect to Lilly's ownership of those rights and will do so without further consideration, other than reimbursement of reasonable out-of-pocket expenses incurred by Supplier at Lilly's request. Any Work Product that constitutes inventions made in the course of employment will be treated according to the Applicable Law. If permitted by the Applicable Law Supplier shall manage to assign to Lilly the Intellectual Property Rights on any such invention.

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15.2	For the purpose of this Section, "existing intellectual capital" means any Intellectual Property that Supplier invented, created, developed, or acquired outside the course of its performance under the Agreement and without use of Lilly's information or materials.

15.3	Notwithstanding the preceding Subsection, Supplier retains all Intellectual Property Rights (other than the following license) to any portion of existing intellectual capital that is incorporated into any Work Product or Deliverables, but only if the Project Specifications identify: (1) the specific portion of existing intellectual capital so incorporated; and (2) the particular Work Product or Deliverable containing such portion of existing intellectual capital. Supplier grants to Lilly and its Affiliates a non-transferable, non-exclusive, world-wide, royalty-free license to such existing intellectual capital sufficient to allow full lawful use of the Work Product and Deliverables that incorporate it, including the use of the Work Product and Deliverables by Lilly's agents and independent contractors solely to furnish services to Lilly or its Affiliates.

15.4	Notwithstanding the preceding Subsections, if the Work Product or Deliverables incorporate any Intellectual Property owned or controlled by a third party, then Supplier hereby grants to Lilly and its Affiliates, or shall acquire on behalf of Lilly and its Affiliates, a perpetual, royalty-free, world-wide, non-exclusive license or sublicense sufficient to allow full lawful use of the Work Product and Deliverables that incorporate it, including the use of the Work Product and Deliverables by Lilly's agents and independent contractors solely to furnish services to Lilly or its Affiliates.

15.5	Notwithstanding the Subsections above, if the Work Product or Deliverables incorporate any Intellectual Property (including software) that Lilly has purchased or licensed from Supplier specifically for the Project pursuant to another written agreement (or pursuant to another provision of this Agreement), then such other agreement or provision shall control each party's rights with respect to such Intellectual Property.

15.6	If during the course of the Services or within one (1) year after termination of this Agreement, Supplier conceives or actually reduces to practice what Supplier believes to be a new invention (including without limitation, new uses, processes, formulations, therapeutic combinations or methods) occurring as a result of the performance of the Services covered by this Agreement or involving a Lilly drug or its simple derivatives (e.g. salts, solvates, conformers, stereoisomers, racemic mixtures, amorphous forms, crystal forms, crystal habits, metabolites, prodrugs, free acids, chelates, complexes, synthetic intermediates, isotopic or radiolabeled equivalents or mixtures thereof), Supplier shall promptly notify Lilly. The new invention or use shall be the sole property of and shall be assigned to Lilly. If Lilly requests, and at Lilly's expense, Supplier will provide Lilly with reasonable assistance to obtain these patents.

Section 16        Authorship/Publication

16.1	The services Supplier is performing under this Agreement may substantively contribute to generating new scientific information resulting in a publication or presentation. Based on such contribution, Lilly may wish to collaborate with Supplier's employees on authorship of a publication or presentation regarding this new scientific information. In such circumstances, Exhibit E applies.

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Section 17        Supplier's Possession of Lilly's Property

17.1	Supplier acknowledges that Lilly owns the entire rights, title and interest in Lilly Intellectual Property and certain processes, know-how, trade secrets, improvements, Records, Confidential Information, other assets, including but not limited to, Lilly Data, database design and an interactive voice study drug randomisation system to assign treatments, dispense drugs, monitor clinical supply inventories and obtain data during clinical studies (collectively "Lilly Property"). During the course of the performance of services under this Agreement and any Project, it may become necessary for Lilly to inform Supplier of Lilly Property; provided, however, Supplier shall be bound to the terms of confidentiality as set forth in this Agreement with regard to such Lilly Property and shall not share such Lilly Property with other sponsors for whom they may later perform work or other third parties. Nothing contained in this Agreement shall be construed as a license to Supplier to any proprietary rights of Lilly, including but not limited to, patent rights to make, sell, reverse engineer, or prepare derivative works based upon the Lilly Property, or any part thereof, outside the purposes contemplated by this Agreement

17.2	As used in this Section, "property" means property of any form other than real property, including Records, Lilly Data and Intellectual Property. In the course of their relationship under this Agreement, Supplier may have Lilly's property in its possession. Supplier will retain Lilly's property and will exercise appropriate care toward it to protect against damage, destruction, loss, unauthorised use, or unauthorised disclosure, but in no event will Supplier exercise a lower degree of care in safeguarding Lilly's property than Supplier uses in safeguarding its own property of a similar nature.

17.3	Supplier will neither encumber Lilly's property nor use it for any purpose other than the performance of its obligations under this Agreement.

17.4	Supplier will promptly notify Lilly of any loss or damage to Lilly's property in its possession.

17.5	Supplier will neither dispose of Lilly's property nor transfer possession of it to anyone else except in accordance with this Agreement. Supplier will follow Lilly's written instructions for disposition of any of Lilly's property (including any Records that are Lilly's property) in Supplier's possession. Such disposition may include destruction, delivery to Lilly, or delivery to another destination of Lilly's choosing. For the purpose of Electronic Records, "delivery" includes an electronic transmission of the Record or the delivery of the Record stored on an appropriate physical medium; and "destruction" includes the destruction of the removable physical medium on which a Record is stored or the complete and permanent removal of a Record from its storage medium.

17.6	Within six (6) months following the completion of the Services under this Agreement, Supplier shall contact Lilly and identify all Work Product and Lilly Property in the possession or control of Supplier which has not already been forwarded to Lilly. With the exception of raw data in paper, magnetic, electronic and digital form and any other documents Supplier must reasonably retain to meet regulatory requirements; all Work Product and Lilly Property will be transferred to Lilly pursuant to Lilly's instruction.

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17.7	If Lilly does not furnish written instructions for the disposition of its property within a reasonable period of time after expiration, termination, or cancellation of the Agreement, Supplier will deliver to Lilly all of Lilly's property in its possession and will destroy any residual Electronic Records that are Lilly's property.

17.8	Despite anything to the contrary in this Agreement, Supplier may make and retain one (1) Record of any written Work Product or Deliverables solely for its legal archives.

Section 18        Data Protection

18.1	Notwithstanding any other provision of the Agreement the Supplier shall:

18.1.1	observe and comply with such of the provisions of any data protection Applicable Laws as shall apply to any and all personal data which may be disclosed to or acquired by it as a result of the provision of the Services;

18.1.2	ensure that all such personal data is only processed for the provision of the Services under the Agreement and the relevant Work Order and that the Supplier is authorised under appropriate legislation for such purpose;

18.1.3	ensure that all such personal data is adequate, relevant and not excessive in relation to the purposes for which it is processed, such purpose being necessary for the purposes of the Services and, insofar as is practicable, shall ensure that the data is accurate;

18.1.4	exercise appropriate security and other measures to prevent unauthorised access to or accidental or unauthorised alterations, disclosure, destruction or loss of such personal data; and

18.1.5	comply with the Vendor Privacy and Security Standard published on the Internet at http://supplierportal.lilly.com and all instructions of Lilly in relation to such personal data and the processing of the same.

Section 19        Lilly's Confidential Information

19.1	The parties anticipate that Supplier has already or may acquire or have access to Lilly's Confidential Information, including but not limited to the following types: research and development plans and results; new compounds and processes; evaluation procedures (including clinical and field testing); product formulations; manufacturing methods; applications to government authorities; pricing or cost; construction plans; sales, marketing, and advertising studies and plans; customer lists; computer information and software; special techniques unique to Lilly's business; information subject to a right of privacy; Lilly Data; and information Lilly maintains under a system of protection against unauthorised access.

19.2	Supplier will neither:

19.2.1	disclose Lilly's Confidential Information except as authorised below or by Lilly in writing; nor

19.2.2	use Lilly's Confidential Information for any purpose other than the purpose of this Agreement.

19.3	Supplier may disclose Lilly's Confidential Information:

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19.3.1	To its Representatives and to its Affiliates, Subcontractors, and their respective Representatives who need to know the information for the purpose of this Agreement and who have contractual obligations that prohibit any disclosure and use of Lilly's Confidential Information prohibited by this Agreement. Supplier is responsible to Lilly for any unauthorised disclosure or use of Lilly's Confidential Information by Supplier's Representatives.

19.3.2	To the extent compelled by Applicable Law. If permitted by Applicable Law, Supplier will give Lilly reasonable advance notice of the disclosure.

19.3.3	In communications to its attorneys or accountants who have a professional obligation to maintain such information in confidence. Supplier is responsible to Lilly for disclosure or use by any such persons of Lilly's Confidential Information not authorised by Lilly.

19.4	Promptly upon termination, expiration, or cancellation of this Agreement, Supplier will destroy all Records of Lilly's Confidential Information in Supplier's possession or control that are not Lilly's property. (Records that are Lilly's property are addressed in Supplier's Possession of Lilly's Property Section.) For the purpose of Electronic Records, "destroy" includes destroying the physical medium on which a Record is stored or completely and permanently removing a Record from its storage medium.

19.5	Despite anything to the contrary in this Agreement, Supplier may make and retain one (1) Record of Lilly's Confidential Information solely for its legal archives.

19.6	The prohibitions on disclosure and use of Lilly's Confidential Information survive for fifteen (15) years after expiration, termination, or cancellation of this Agreement. The foregoing notwithstanding, the restrictions on prohibition or use of Lilly's Trade Secrets survive for as long as the information satisfies the definition of Trade Secret, provided that Lilly informs Supplier in writing at the time of disclosure that the information constitutes a Trade Secret.

Section 20        Records and Audits

20.1	Records That Must Be Created and Maintained. At its own expense, Supplier will create and maintain all Records: (i) required by this Agreement and Applicable Law that relate to this Agreement and to Supplier's performance under this Agreement; (ii) sufficient to demonstrate that any and all amounts invoiced to Lilly under this Agreement are accurate and proper in both kind and amount; (iii) sufficient to demonstrate the accuracy of any representations or reports submitted to Lilly under this Agreement; and (iv) sufficient to enable Lilly to comply with Applicable Laws and other legal obligations, to the extent that Supplier has or reasonably should have knowledge of those Applicable Laws and other legal obligations; (v) sufficient to show payments to third parties or Government Authorities (if any) for the provision of any Services under this Agreement; and (vi) sufficient to document any applicable training required under this Agreement..

20.2	Record Retention Periods. Supplier will maintain all of the Records listed above for the longest of the following retention periods that applies: (i) any period prescribed by Applicable Law or stated expressly in this Agreement; (ii) for Records related to invoices, for six (6) years after payment of the invoice by Lilly; and (iii) for all Records not addressed by one of the above, Supplier must retain this information to meet regulatory requirements and as such, the information will be retained by Supplier for fifteen (15) years commencing upon conclusion or termination of the Services. Provided, however, that in the unlikely event that ICH or FDA record retention requirements, (i.e., two (2) years after the date of marketing application approval by FDA, or if an application is not approved, two (2) years after the FDA is notified by Lilly of discontinuation of the IND) are longer than fifteen (15) years, Lilly will notify Supplier regarding any additional length of time that records must be retained to meet such requirements.

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20.3	Access to Records. At no additional cost to Lilly, Supplier will allow Lilly to inspect (and, upon request, Supplier will furnish copies of) Records Supplier is required to create or maintain under this Agreement for the purposes of evaluating and verifying: (i) compliance with the requirements of this Agreement; (ii) compliance with Applicable Law related to this Agreement or to Supplier's performance under this Agreement; (iii) the accuracy and propriety of any invoice submitted to Lilly; (iv) compliance with any health, safety and environmental standards based on the Pharmaceutical Industry Principles for Responsible Supply Chain Management; and (v) the accuracy of any representations or reports submitted to Lilly.

20.4	Quality Review. Supplier agrees to conduct and retain documentation (for agreed upon time directed by Lilly or provide back to Lilly) of a quality review (by a qualified individual external to the writing team) of all final deliverables (eg, interim and final reports, manuscripts, abstracts, posters). The quality review includes the following:

20.4.1	Confirm that the source of the data and/or results has been documented and that results and data have been verified against the source.

20.4.2	Check the internal consistency of the medical research data presented in the document.

20.4.3	Confirm that the conclusions are accurate, objective, balanced, and consistent with other published or released results.

20.4.4	Confirm that the format and content of the document are aligned with applicable external requirements (ie, journal style guidelines, etc.).

20.4.5	Final annotated version of any disclosures (abstracts, posters and manuscripts).

20.5	Access to Records. At no additional cost to Lilly, Supplier will allow Lilly to inspect (and, upon request, Supplier will furnish copies of) Records Supplier is required to create or maintain under this Agreement for the purposes of evaluating and verifying: (i) compliance with the requirements of this Agreement; (ii) compliance with Applicable Law related to this Agreement or to Supplier's performance under this Agreement; (iii) the accuracy and propriety of any invoice submitted to Lilly; and (iv) the accuracy of any representations or reports submitted to Lilly.

20.6	Access to Facilities. At reasonable times, with reasonable advance notice and subject to compliance with all applicable confidentiality provisions herein, Lilly may enter and inspect any premises where Records are maintained or Services are performed as Lilly deems necessary to accomplish the evaluations and verifications described in the preceding Section, Access to Records. Supplier will cooperate with Lilly to facilitate the evaluation and inspection, and provide reasonable assistance to Lilly. Lilly will reasonably cooperate with Supplier to mitigate disruption to Supplier's operations. In the event that Records are maintained, or Lilly's property is kept at premises that Supplier does not control, Supplier will secure rights of entry and inspection sufficient to allow Lilly to exercise its rights under this Section.

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20.7	Lilly Employees and Designees. Lilly, its employees, or designees may exercise Lilly's rights of entrance and inspection under this Section. Employees and designees shall be held to the same standards of confidentiality provided in this Agreement through the independent contractual obligations he/she has with Lilly. Examples of Persons that Lilly may designate include Lilly's independent auditors and representatives of Government Authorities having jurisdiction over Lilly or its activities related to this Agreement.

20.8	Records Generated Electronically. For Records generated by Electronic databases, spreadsheets, programs or the like, Lilly's rights to access and inspection under this Section extend to the database, spreadsheet or program that generated the Record as well as the Record itself.

20.9	Records Subject to Other Provisions of this Agreement. Some Records required by this Section may also fall within the definition of Work Product, Deliverables or Supplier Intellectual Capital. Supplier's obligations under this Section do not diminish Supplier's other obligations toward, or Lilly's property rights to, such Records. Supplier's obligations to maintain Records under this Section are extinguished to the extent that Supplier properly satisfies another obligation in this Agreement to deliver or to dispose of such Records.

20.10	Audit Expenses. Lilly will pay its own expenses for any inspection of the Records or Supplier's premises.

20.11	Notice of Inspections. Supplier shall provide Lilly with immediate notice of any governmental or regulatory review, audit or inspection of its facility, processes, or products that might relate to the materials, Deliverables, Services or Products furnished to Lilly under this Agreement. Supplier shall provide Lilly with the results of any such review, audit or inspection. Lilly shall be given the opportunity to provide assistance to Supplier in responding to any such review, audit or inspection.

20.12	At Lilly's request and after suitable arrangements, a representative of Supplier shall accompany Lilly to meet with representatives of the relevant domestic or foreign regulatory agencies (collectively "Regulatory Authority") to explain or discuss any and all aspects of the Services. Such visit or visits to the Regulatory Authority shall be arranged at times mutually agreeable to Lilly and Supplier. All reasonable travel and living expenses incurred by Supplier in connection with such visits shall be reimbursed by Lilly.

20.13	Supplier agrees to permit inspection of such information, data and materials by authorised representatives of the Regulatory Authority and as otherwise required by law. During such inspections, Supplier shall provide appropriate scientific and quality assurance support for its Services. Lilly reserves the right to provide additional scientific and quality assurance support during regulatory inspections as related to the Services.

Section 21        Nondisclosure, Publicity, and Use of Lilly Name or Trademarks

21.1	Supplier will not disclose any information about this Agreement, including its existence, without Lilly's consent.

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21.2	Supplier will not use the name of Lilly, any Lilly employee or any Lilly product or service in any press release, advertising or materials distributed to prospective or existing customers, annual reports or any other public disclosure, except with Lilly's prior written authorisation or as required by Applicable Law. To the extent allowed by Applicable Law, Supplier will provide copies of any proposed disclosure for prior review and comment by Lilly's external corporate communications (public relations) department no less than ten (10) days prior to disclosure. Under no circumstances will Supplier use the Lilly logo or other trademark in any such materials or disclosures.

21.3	In no event will Supplier:

21.3.1	represent, directly or indirectly, that any product or service provided by Supplier has been approved, recommended, certified or endorsed by Lilly; or

21.3.2	use Lilly's name, logo, or other trademarks on any business cards, letterhead, or similar materials.

21.4	Lilly may, in its sole discretion, revoke any authorisation or consent given under this Section.

Risk Allocation

Section 22        Termination Breach and Remedies

22.1	The naming of a specific remedy does not preclude any other remedy unless the Agreement clearly states that the specified remedy is the sole or exclusive remedy.

22.2	Lilly's Right to Terminate for No-Cause. Lilly may terminate this Agreement or any Project (in whole or in part) for any reason including convenience by written notice to Supplier. Termination will be effective fifteen (15) days after Supplier receives the notice or on a later date if the notice so specifies.

22.2.1	In the event of such termination, Lilly's obligation to compensate Supplier is reduced to the portion of the Compensation corresponding to Services and Deliverables properly furnished prior to termination, with the calculation of the amount of the reduction consistent with the provisions of this Agreement establishing the amount of Compensation.

22.2.2	Upon receipt of termination notice from Lilly, Supplier shall use its best efforts to cease incurring additional costs and expenses.

22.2.3	Supplier shall promptly deliver to Lilly all clinical data, all unused Study Drug and supplies, any Work Product and any other information or property in the possession or control of Supplier which was supplied by Lilly or derived from the Study that Lilly may request.

22.2.4	If Lilly plans to continue the Study, Supplier shall assist in smoothly transferring the conduct of the Study to Lilly or Lilly's designated agents or contractors.

22.2.5	Supplier shall cooperate to terminate the Study in a manner which recognises the best interests and welfare of the Patients and is designed to be safe for Subjects in accordance with GCPs and in compliance with any and all Applicable Laws.

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22.3	Termination for Breach. Either party may terminate this Agreement or any Project hereunder for material breach by written notice to the breaching party (with a copy to the breaching party's legal counsel). Termination will be effective upon receipt of the notice.

22.4	Termination related to Anti-Bribery Commitments. Supplier agrees that breach of the Lilly Anti-Bribery Commitments for Suppliers shall be considered a material breach of the Agreement and that Lilly may immediately seek all remedies available under law and equity including termination of this Agreement if it believes, in good faith, that such a breach by Supplier has occurred.

22.5	Termination for Insolvency. Lilly may elect to immediately terminate this Agreement in the event of a commencement by Supplier of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Supplier in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Supplier, or for any substantial part of the property of Supplier, or ordering the wind-up or liquidation of the affairs of Supplier; or the filing and pendency for thirty (30) days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Supplier of any general assignment for the benefit of creditors; or the failure of Supplier generally to pay its debts as such debts become due; or the taking of action by Supplier in furtherance of any of the foregoing.

22.6	In the event the Services or Deliverables or Lilly's use thereof infringes the Intellectual Property Rights of another party, Lilly may either:

22.6.1	Require Supplier to choose between furnishing either: a non-infringing substitute article or performance reasonably acceptable to Lilly, or obtaining for Lilly's benefit a license or assignment of rights sufficient to afford Lilly the full benefits of the Deliverables and Services, both alternatives being at Supplier's expense.

22.6.2	Recover (or withhold) from Supplier the portion of Supplier's compensation attributable to the infringing Services or Deliverables.

22.7	Supplier acknowledges that monetary damages are inadequate to protect Lilly from a breach or threatened breach of Supplier's duty to protect Lilly's Confidential Information and that any such breach will cause irreparable harm to Lilly. Accordingly, Lilly may seek an injunction restraining any breach or threatened breach without having to prove the inadequacy of monetary damages or irreparable harm.

Section 23        Material Error

23.1	In the event a material error by Supplier in the performance of the Services renders the Services invalid, Supplier shall repeat the Services upon Lilly's request at no additional expense to Lilly.

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Section 24        Indemnification

24.1	Supplier will indemnify and defend Lilly and its Affiliates against any and all Losses (including Lilly's own Losses and those owed under third-party Claims) to the extent arising from:

24.1.1	Any breach of Supplier's obligations under this Agreement.
24.1.2	Any Fault of Supplier or its Affiliates.

24.1.3	Any Fault incident to this Agreement on the part of Supplier's Representatives, or its Affiliates' Representatives, or its Subcontractors, or its Subcontractor's Representatives.

24.1.4	Any Claim that the Services, Work Product, or Deliverables, or Lilly's use thereof, infringes the Intellectual Property Rights of another Person.

24.2	Lilly will indemnify and defend Supplier and its Affiliates against any and all Losses (including Supplier's own Losses and those owed under third-party Claims) to the extent arising from:

24.2.1	Any breach of Lilly's obligations under this Agreement.

24.2.2	Any fault of Lilly or its Affiliates.

24.3	Procedures for Indemnification.

24.3.1	If an indemnitee becomes aware of a third-party Claim that (if successful) will result in a Loss to be indemnified under this Section, the indemnitee will promptly notify the indemnitor in writing (with a copy of the notice to the indemnitor's legal counsel). Failure or delay in giving such notice will not affect the right to be indemnified except to the extent that it prejudices the defense of the Claim. If the indemnitor acknowledges that the Claim (if successful) will result in Loss within its obligation to indemnify under this Section, it may assume the defense within fifteen (15) days after receiving the notice of the Claim. In the meantime, the indemnitee may take any action that it deems appropriate to protect its interests or those of the indemnitor, provided it is not prejudicial to the indemnitor.

24.3.2	If the indemnitor acknowledges its obligation to indemnify and assumes the defense, it will have both the duty to defend and the right to control the defense. The indemnitor will conduct the defense in a prudent manner and will keep the indemnitee reasonably informed as to the status of the defense. The indemnitee will cooperate with the defense and may retain separate counsel at its own expense to participate in, but not control, the defense. Neither party may settle a Claim without the consent of the other, and that consent may not be unreasonably withheld or delayed.

24.3.3	If the indemnitor does not timely assume the defense, the indemnitee will have the right (but no duty) to defend or settle the Claim at the risk of the indemnitor. The indemnitor will reimburse the indemnitee for its expenses (including reasonable attorney's fees) of defending or settling the Claim.

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Section 25        Exclusion of Certain Damages

25.1	Neither party (nor any of its Affiliates) is required to pay, or to indemnify any Person for, consequential, indirect, incidental, punitive, or special damages, including loss of revenues and lost profits, arising from or relating to:

25.1.1	any breach of any provision of this Agreement, except any provision relating to Confidential Information or Intellectual Property Rights, or

25.1.2	any negligence in its performance under this Agreement, except gross negligence or intentional misconduct.

Section 26        Insurance

26.1	Supplier will satisfy the requirements of Exhibit D.

General Terms and Conditions

Section 27        Disaster Recovery and Business Continuity Plan

27.1	At all times during the course of this Agreement, Supplier will maintain and adequately support a disaster recovery and business continuity program ("Disaster Recovery and Business Continuity Program") that ensures the continuous operation and, in the event of an interruption, the recovery of all material business functions needed to meet Supplier's obligations under this Agreement. The Disaster Recovery and Business Continuity Program will include at a minimum a detailed disaster recovery plan, which describes the management methodology, management team, emergency contact persons, and specific plans for potential risks that may disrupt Supplier's operations. The plan shall meet and be consistent with generally accepted industry standards. Upon demand, Supplier will provide a copy and overview of the plan to Lilly.

Section 28        Compliance with Law, Regulations and Lilly Policies

28.1	In the performance of its Services and obligations under this Agreement, Supplier shall comply with all Applicable Laws, regulations, Lilly policies and professional standards or codes, including, but not limited to:

28.1.1	Applicable provisions of the UK Bribery Act 2011, the Anti-Bribery Commitments for Lilly Procurement Contracts as revised by Lilly from time to time and published at http://supplierportal.lilly.com or otherwise made available to Supplier;

28.1.2	Applicable data protection laws and regulations and the provisions of Lilly's Vendor Privacy and Security Standard as revised by Lilly from time to time and published at http://supplierportal.lilly.com or otherwise made available to Supplier. In addition, if Supplier is processing Personal Information out of the European Union on behalf of Lilly, Supplier agrees to execute the EU Standard Contractual Clause as amended from time to time. Supplier further represents and warrants it shall maintain such compliance throughout the term of this Agreement.

28.1.3	Any instructions or polices set forth by Lilly which relate to compliance by Lilly or its Affiliates with any US or other Government Authority mandates, settlements or adjudications and any disclosure requirements set forth thereunder.

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28.2	EFPIA Code.

28.2.1	In order for Lilly to sufficiently comply with the requirements of the EFPIA Code on Disclosure of Transfers of Values from Pharmaceutical Companies to Healthcare Professionals and Healthcare Organisations or any local implementation of that Code within an EU member state, which require Lilly to publically disclose certain payments or other transfers of value to Physicians and/or Healthcare Organisations, Supplier shall provide true, correct and complete information reasonably required by Lilly to fulfill its reporting obligations no later than fifteen (15) days following the end of each month or at such other times as may be reasonably requested by Lilly. Such information shall include, but not be limited to: (i) the identity of the Physician or Healthcare Organisation receiving the payment or transfer of value; (ii) the date on which the supplier made the payment or transfer; (iii) the amount of the payment or transfer of value; and (iv) the purpose of the payment or transfer of value.

28.2.2	Supplier agrees and acknowledges that the types of disclosure described above may encompass direct and indirect payments and may also include payments or transfers of value provided from the funds and support set forth in this Agreement to Representatives or Subcontractors retained by Supplier who meet the relevant definition of Physician or Healthcare Organisation.

28.2.3	Supplier agrees and acknowledges that for any Physicians and Healthcare Organisations that receive payment or transfer of value from Supplier for Services provided under this Agreement, that said Physician or Healthcare Organisation shall receive written notice from Supplier that Lilly has an obligation to disclose the information described above and that such information will then be publically available.

28.2.4	Supplier agrees and acknowledges that, upon Lilly's request, Supplier will provide such additional information and assistance that Lilly reasonably requires to address any claims raised by a Physician or Healthcare Organisation relating to the accuracy and completeness of the data provided by the Supplier to Lilly hereunder.

28.3	All the requirements of this Section are in addition to all of Supplier's other obligations under this Agreement.

Section 29        Deidentified Data

29.1	In addition to requirements under Lilly's Vendor Privacy and Security Standard, Supplier will share with Lilly patient information only after suitable anonymisation.

Section 30        Taxes

30.1	Payment of Taxes. Each Party will be responsible for its own taxes, including Property Taxes on property it owns or leases, Income Taxes on its business and, any other Taxes incurred by such Party in connection with its business and with performing its obligations hereunder. Lilly will be responsible for any Transaction Taxes properly collectible from Lilly under Applicable Law. Supplier will be responsible for payment of any Transaction Taxes that are, under Applicable Law, properly borne by Supplier. The calculation of Taxes shall not include, and Lilly shall not pay, any Taxes that are related to intra-corporate transfers or intermediate supplies of the Services between Supplier and its Affiliates or between Supplier's Affiliates and related entities.

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30.2	Recoverable Taxes. Supplier shall make all reasonable efforts to recover any and all VAT (or similar taxes) incurred by it in performing its obligations under this Agreement. If any Governmental Authority refunds any Transaction Tax to Supplier which Lilly or its Affiliates originally paid to Supplier in accordance with the Section above, or Supplier otherwise becomes aware that any such Transaction tax was incorrectly and/or erroneously collected from Lilly or its Affiliates, or Supplier otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly and/or erroneously receiving such collected Transaction Taxes from Lilly, then Supplier shall promptly remit to Lilly the amount of refund or tax erroneously or incorrectly collected.

30.3	Withholding Taxes. If any payments made by the Parties under this Agreement become subject to withholding taxes under Applicable Laws of any state, federal, provincial or foreign government, each Party shall be authorised to withhold such Taxes as are required under Applicable Law, pay such Taxes to the appropriate Government Authority, and remit the balance due to the other Party net of such Taxes. The Party paying the taxes to the Government Authority shall secure and promptly deliver to the other Party an official receipt for Taxes paid.

30.4	Taxes Due to Relocation of Services. Any Transactional Taxes assessed on the provision of the Services for a particular site resulting from Supplier's relocating or rerouting the delivery of Services or Deliverables for Supplier's convenience to, from or through a location other than the Supplier's location used to provide the Services as of the Effective Date of the Agreement shall be borne by Supplier.

30.5	Tax Documents and Information. The Parties agree to fully cooperate with each other to enable each Party to more accurately determine its own Tax liability and to minimise such liability to the extent legally permissible and administratively reasonable. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Section, including the appropriate organisation of invoice formats and supporting documents to allow maximisation of reclamation of VAT and other Transaction Taxes paid by Lilly.

30.6	Tax Filings and Audits or Proceedings. Each Party represents, warrants, and covenants that it will file appropriate tax returns and pay applicable Taxes owed and arising from or related to the provision of the Services and Deliverables in applicable jurisdictions.

30.7	The Parties agree that Lilly has the beneficial right to claim any research and development tax credits related to this Agreement and Supplier shall use all reasonable efforts in assisting Lilly to make such claims.

Section 31         Independent Contractor

31.1	In performing its obligations under this Agreement, Supplier acts solely as an independent contractor. This Agreement does not create a partnership, joint venture, or any similar relationship between Lilly and Supplier. Neither Supplier nor Lilly has any authority:

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31.1.1	to bind, incur any liability on behalf of, or otherwise commit the other or; 31.1.2 to act in any other manner as agent or representative of the other.

31.2	Neither Supplier, its Affiliates, its Subcontractors, nor any of their Representatives are employees of Lilly for any purpose. Lilly will not withhold any taxes, pay any Social Security taxes, pay unemployment compensation, furnish worker's compensation insurance, or provide any employment benefits for Supplier, its Affiliates, its Subcontractors or any of their Representatives.

Section 32        Delegation and Assignment. Third Party Rights

32.1	Neither party may assign its rights or delegate its obligations under the Agreement except that:

32.1.1	Property rights acquired under the Agreement may be freely assigned unless the Agreement expressly prohibits the assignment.

32.1.2	Accounts receivable may be assigned in accordance with Applicable Law.

32.1.3	With Lilly's prior written consent, Supplier may engage one or more Subcontractors to perform its obligations under the Agreement; however, Supplier will remain fully responsible to Lilly for the performance of all obligations delegated to the Subcontractor. In the event that Lilly approves the use of a sub-contractor for all or a portion of the Services under this Agreement, Supplier must ensure that the sub-contractor is held to the same terms to which Supplier is held in this Agreement, including but not limited to, Compliance with Government Regulations, Confidentiality and Non-Use, Privacy of Health Information, Inventions, Institution Visits, Work Product and all terms of any applicable Scope of Work document. Supplier agrees that it has policies and procedures for the selecting, auditing, assessing and monitoring of sub-contractors. Upon request from Lilly, Supplier shall provide such policies and procedures for review. Supplier agrees to abide by such policies and procedures. Supplier's policies must include a monitoring program to ensure sub-contractor compliance. Upon request from Lilly, Supplier shall provide Lilly with the results of sub-contractor monitoring including issue resolutions. In addition, Lilly shall have the right, upon request, to audit the sub-contractor. Lilly will notify Supplier in writing of any such need for sub-contractor monitoring.

32.1.4	Lilly may assign any or all of its rights or delegate any or all of its obligations under the Agreement to any of its Affiliates.

32.2	The Parties hereby confirm that, notwithstanding any other provision of this Agreement, nothing in this Agreement or any Project is intended to confer on any person any right to enforce any term of this Agreement or any Project which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

Section 33        Severability

33.1	If a provision of this Agreement is held to be unenforceable, the other provisions will remain in effect. If possible, the offending provision will be modified to the slightest degree necessary to make it enforceable, remaining as close as possible to the parties' original intent for the provision. If not possible, the offending provision will be stricken.

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Section 34        Contract Interpretation

34.1	The meaning of a provision of this Agreement will be considered in context with other provisions of the Agreement.

34.2	The following principles apply to the construction of this Agreement unless the construction is plainly contrary to the intent of the parties:

34.2.1	"Including" means "including but not limited to."

34.2.2	Language that has a generally prevailing meaning is given that meaning unless the Agreement expressly assigns a different one.

34.2.3	Technical terms used in the technical field of the subject of the Agreement are given their technical meaning.

34.2.4	Singular words may be treated as plural, and plural words may be treated as singular.

34.2.5	The masculine gender may be treated as feminine, and the feminine gender may be treated as masculine.

34.3	In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run is not included. If the Agreement specifies that a period is to run for a certain number of business days, only business days are included in the count, and the period may not end on any other day.

Section 35        Choice of Law

35.1	This Agreement will be governed in all respects by the laws of England and Wales.

Section 36        Choice of Forum

36.1	Any action related to this Agreement will be brought and maintained exclusively in the Courts of England.

Section 37        Survival

37.1	The expiration or termination of this Agreement will not extinguish the rights of either party that accrue prior to expiration or termination or any obligations that extend beyond termination or expiration, either by their inherent nature or by their express terms.

Section 38        No Waiver

38.1	No provision of this Agreement is waived unless the waiver is in writing arid signed by the party granting the waiver.

38.2	No delay in exercising any right, power or privilege under this Agreement will operate to waive completely or partially any present or future exercise of that right, power or privilege.

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Section 39        Notice

39.1	Unless specifically directed otherwise in the Agreement, whenever written notice is required by this Agreement, it must be delivered to address indicated below by:

39.1.1	Certified mail, postage pre-paid, return receipt requested;

39.1.2	Hand delivery;

39.1.3	Commercial overnight delivery service such as Federal Express or United Parcel Service;

39.1.4	Email; or

39.1.5	Facsimile.

39.2	Either party may change its address for notices by written notice to the other.

39.3	Notice is effective when received.

Address for Notices to Lilly:	Address for Notices to Lilly's Legal Counsel (if required):

Eli Lilly and Company Limited	Eli Lilly and Company
Lilly House	Lilly Corporate Center
Priestley Road	Indianapolis, IN 46285
Basingstoke, RG24 9NL	Attention: General Counsel
UK
Attention: Martin Turner
Telephone: (01256) 775130
Email: turner_martin@lilly.com

Address for Notices to Supplier:	Address for Notices to Supplier's Legal Counsel (if required):

Shanghai VitalStrategic Research Institute	[Supplier's Complete Name]
Suite 16D, 445 Jiang Ning Road	[Address]
ShangHai 200041	Attention: __________
China	Telephone: __________
Attention: Xu Ying	Facsimile: __________
Telephone: 13817695312	Email: __________
Email: xuying@vitalstrategic.com

Section 40        Integration and Amendments

40.1	This Agreement, its exhibits and attachments are the final, complete and exclusive expression of all the statements, promises, terms and conditions within its scope and supersedes any prior written or oral agreements within its scope. In making the Agreement, neither party relies on any promise or statement made by the other party, other than those contained in the Agreement, its exhibits or attachments.

40.2	No amendment to this Agreement will be binding on either party unless it is in writing and signed by each party or executed in another manner expressly provided by this Agreement.

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40.3	In the event of a conflict between the provisions of the exhibits or the attachments to this Agreement and the provisions of this Agreement itself, the conflicting provision(s) of the Agreement shall control over the language in the exhibit or attachments, unless otherwise agreed by the parties.

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Section 41        Signatures

41.1	This Agreement is legally binding when, but not until, each party has received from the other a counterpart of the Agreement signed by an authorised Representative. The parties' representatives may sign separate, identical counterparts of this document; taken together, they constitute one agreement. A signed counterpart may be delivered by any reasonable means, including facsimile or other Electronic transmission.

ELI LILLY AND COMPANY LIMITED

By: /s/ Martin Turner
Name: Martin Turner

Digitally signed by MARTIN TURNER

Date: 2017.12.04
10:23:37 Z

SHANGHAI VITALSTRATEGIC RESEARCH INSTITUTE

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Exhibit A DEFINITIONS

A.1	Capitalised Terms

A.1.1	"Adverse Event" or "AE" means any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product (drug or device), which does not necessarily have a causal relationship with this treatment.

A.1.1.1	"Product Complaint" or "PC" means a customer's written, oral or electronic communication that alleges deficiencies related to the identity, quality, safety, purity, durability, reliability, safety, or effectiveness, or performance of a distributed drug product, drug/device combination product, medical device, animal health premix, API (active pharmaceutical ingredient), process intermediate, or fermentation product.

A.1.1.2	"Counterfeit" means a medicine that is deliberately or fraudulently mislabeled with respect to identity and/or source. A counterfeit drug, container, or label bears the trademark, trade name, or identifying mark (e.g., shape or colour), imprint, or device of a drug manufacturer, processor, packer, or distributor without authorisation and with the intent to mislead purchasers into believing the product is authentic.

A.1.1.3	"Tampering" means manipulating or tainting any distributed consumer product or rendering materially false or misleading the label or container of a distributed consumer product with the intent to cause serious injury.

A.1.2	"Affiliate" of a party means any entity that controls, is controlled by, or is under common control with that party. One entity is deemed to control the other if and only if it directly or indirectly:

A.1.2.1	owns more than fifty percent (50%) of the equity in the other; or

A.1.2.2	controls more than fifty percent (50%) of the voting rights of the other.

A.1.3	"Agreement" means the document this Exhibit is attached to and all of its Exhibits and any Work Orders.

A.1.4	"Applicable Law" means any statute, law, treaty, rule, code, ordinance, regulation, permit, interpretation, certificate, judgment, decree, injunction, writ, order, subpoena, or like action of a Governmental Authority that applies, as the context requires, to (i) the Agreement, (ii) the performance of obligations or other activities related to the Agreement, (iii) a party, a party's Affiliates (if any), a party's Subcontractors (if any), or to any of their Representatives.

A.1.5	"Change Order" means a revision to an executed Work Order, Project or Agreement.

A.1.6	"Claim" includes claims, demands, lawsuits, administrative proceedings or similar actions.

A.1.7	"Compensation" means: (i) the amount of compensation set forth in this Agreement and any Projects; plus (ii) to the extent another term of the Agreement expressly requires Lilly to bear (or to reimburse Supplier for) a particular cost of Supplier's performance of an obligation under the Agreement, an amount equal to Supplier's actual, out-of-pocket cost of performing that obligation.

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A.1.8	"Confidential Information" means information deemed confidential or proprietary by a party to the Agreement (the "disclosing party"), including information deemed confidential or proprietary by virtue of the disclosing party's obligations to another Person, that may be disclosed to, acquired by or on behalf of, the other party (the "acquiring party"). For purposes of this Agreement, Confidential Information also includes all Personal Information. The status of information as Confidential Information is not affected by the means of acquisition or disclosure. For example, Confidential Information may be acquired by written, oral, or electronic communication; directly from the disclosing party's Representative or independent contractor, or indirectly through one or more intermediaries; or by visual observation. Similarly, acquisition or disclosure of information may be either intentional or inadvertent without affecting its status as Confidential Information. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information that:

A.1.8.1	Is generally know to the public or becomes generally known to the public by means other than a breach by the acquiring party of a contractual, legal, or fiduciary duty of confidentiality owed to the disclosing party, its Affiliates, its Subcontractors (if applicable), or any of their Representatives;

A.1.8.2	The acquiring party lawfully possessed before acquiring it as a result of this Agreement;

A.1.8.3	Is or becomes available to the acquiring party on a nonconfidential basis from a third person that is not bound by any contractual, legal, or fiduciary duty of confidentiality to the disclosing party, to its Affiliates, or to the Representatives of the disclosing party or its Affiliates; or

A.1.8.4	Is developed entirely by Representatives of the acquiring party who have no access to the disclosing party's Confidential Information.

A.1.9	"Deliverables" means any materials, articles, substances, models, samples, software, data, records, reports, notices, documents, photographs, video recordings, audio recordings, drawings, designs, specifications, information and the like (whether physical, Electronic, magnetic or other form) that Supplier is specifically obligated to furnish Lilly or that are identified as Deliverables in this Agreement.

A.1.10	"Electronic" relates to technology having electrical, digital, magnetic, wireless, optical, electromagnetic, or similar capabilities.

A.1.11	"Fault" means any act or omission of negligence; gross negligence; or willful, wanton, or intentional misconduct.

A.1.12	"Governmental Authority" means (i) any national, federal, state, or local government entity, authority, agency, instrumentality, court, tribunal, regulatory commission or other body, either foreign or domestic, whether legislative, judicial, administrative or executive and (ii) any arbitrator to whom a dispute has been presented under government rule or by agreement of the parties with an interest in such dispute.

A.1.13	"Intellectual Property" means all inventions, original expressions of ideas embodied in a tangible form, copyrights, trademarks, trade secrets, information, know-how, and the like that are afforded (or may be afforded upon action by a Governmental Authority, such as the United States Patent Office) Intellectual Property Rights.

A.1.14	"Intellectual Property Rights" means the property rights or quasi-property rights afforded by patents, copyrights, trademarks, or trade secrets; publicity rights; privacy rights; and moral rights (such as the rights of attribution and integrity).

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A.1.15	"Lilly Data" means all data or information in whatever form or medium, that Supplier receives from, or otherwise gains access to through, Lilly or as a result of this Agreement, including, without limitation all data derived by Lilly, or by Supplier pursuant to its provision of the Services, or originating from third parties and to which Lilly has received certain rights. In addition, Lilly Data shall be considered Lilly Confidential Information.

A.1.16	"Loss" includes losses, damages, costs, or expenses (including interest, penalties, reasonable attorney or accounting fees, and expert witness fees) recoverable at law or in equity, whether sounding in contract, tort, strict liability or other theory.

A.1.17	"Master Agreement" means the body of the document this Exhibit is attached to and all of its Exhibits, excluding any Work Orders.

A.1.18	"Person" includes an individual or a partnership, corporation, association, limited liability company or other form of organisation.

A.1.19	"Personal information" means any information: (i) that identifies, either alone or when taken in combination with other information, an individual; or (ii) from which other personal information can be derived. The foregoing notwithstanding, personal information does not include the name, business telephone number, business cell phone number, business address, business email address, or internal Lilly identification number of individual Lilly employees. To "process personal information" means to perform one or more operations (such as collection, recording, organisation, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking or dispersed erasure, or destruction) upon Personal Information, whether performed by automatic or other means.

A.1.20	"Pro Forma Invoice" means an invoice that will not be processed for payment by Lilly's accounts payable department, but rather is used for customs entry only and contains "value for customs purposes only". A Pro Forma Invoice should not contain payment terms, or a payment date.

A.1.21	"Project" means the collection of all the Services and Deliverables Supplier is required to furnish under the Agreement.

A.1.22	"Project Specifications" means the description and specifications of the Services and Deliverables that comprise a Project or Study, including the general specifications set forth in Exhibit C.

A.1.23	"Proposal" means a proposed Work Order.

A.1.24	"Record" means information of any type (including text, data, code, images, and sound) that is either

A.1.24.1	recorded on paper or other tangible medium, or

A.1.24.2	recorded on an Electronic medium and retrievable in a perceivable form.

A.1.25	"Representative" means an employee, officer, director, or agent.

A.1.26	"Services" means the particular services that Supplier is obligated to furnish Lilly or that are identified as Services in the Agreement.

A.1.27	"Subcontractor" means any Person that performs any of the obligations of Supplier under this Agreement, whether in privity to Supplier or in privity to another Subcontractor.

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A.1.28	"Tax" or "Taxes" means all taxes, levies, or other like assessments, charges, fees, including, without limitation, income, gross receipts, excise, ad valorem, property, goods and services, value added ("VAT"), import, export, sales, use, license, payroll, franchise and privilege taxes or other taxes, fees, duties, charges, levies, or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, imposed by state, federal, provincial or foreign government or any subdivision or agency thereof. "Income Tax" means all Taxes (including franchise and privilege taxes) based upon or measured by income or gross receipts over a period of time, including withholding Taxes imposed in lieu of Income Taxes. "Transaction Tax" means all services, VAT, sales, use, transaction-based gross receipts, COFINS, ISS, PIS, China Business Tax and other similar Taxes arising in connection with Supplier's charges to Lilly under this Agreement or a particular transfer of property, goods or services. "Property Tax" means real and personal property ad valorem Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item. "Import or Export Tax" means any import, export, withholding and similar Taxes related to the importation or exportation of any goods or services, Deliverables or Work Product performed under this Agreement.

A.1.29	"Trade Secret" means any information that satisfies the definition of "trade secret" established in either (i) the Economic Espionage Act of 1996, 18 U.S.C. §§ 1831-1839, § 1839(3) or (ii) the Indiana Uniform Trade Secrets Act, Ind. Code § 24-2-3.

A.1.30	"Vendor" means Supplier for purposes of the Vendor Privacy and Security Standard.

A.1.31	"Work Order" is a contractual commitment meeting the requirements for a Work Order set forth in this Agreement, executed by both Lilly and Supplier, that engages Supplier to furnish Lilly specified Services and Deliverables.

A.1.32	"Work Product" means all articles, materials, goods, information, works of authorship, trademarks, artwork, drawings, text, specifications, calculations, reports, inventions, discoveries, processes, improvements, software and other documentation and materials created, developed, conceived or first reduced to practice by Supplier, alone or with others, related to Services rendered for Lilly under this Agreement or derived from information or materials Supplier has received from Lilly.

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Exhibit B Requirements for Proposals

B.1	Minimum Requirements

B.1.1	This Exhibit establishes the minimum requirements for every Proposal. Additional content may be included by mutual agreement of the parties.

B.2	Preliminary Information

B.2.1	Each Proposal must:

B.2.1.1	Identify both parties;

B.2.1.2	Contain an unambiguous reference to the Master Agreement.

B.2.2	Each Proposal may:

B.2.2.1	Specify a date the Work Order that results from the Proposal will take effect.

B.2.2.2	Specify a date the Work Order will expire.

B.3	Specification of Services and Deliverables

B.4	Lilly's Responsibilities

B.4.1	If appropriate, the Proposal may describe Lilly's responsibilities to clarify items that are not included in the Services or Deliverables.

B.5	Compensation

B.6	Project Personnel

B.7	Signature

B.7.1	Each Proposal must be signed by an authorised Representative of Supplier.

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Exhibit C General Project Specifications and Compensation

C.1	Applicability of Exhibit

C.1.1	The Project Specifications for each Project under this Master Agreement include the terms and conditions set forth in this Exhibit to the same extent as if they were set forth in each Work Order.

C.2	Services

C.3	Deliverables

C.4	Not-To-Exceed Amount

C.5	Lilly's Responsibilities

C.6	Compensation Structure

C.6.1	The Compensation for each Project will be:

C.6.1.1	A fixed fee as describe in Section C3.

C.6.1.2	An hourly fee as described in Section C.8, subject to a guaranteed maximum amount as described in Section C.13;

C.6.1.3	A unit-based fee as described in Section C.9, subject to a guaranteed maximum amount as described in Section C.13;

C.6.1.4	Plus the reimbursement of expenses as described in Section C.10.

C.7	Fixed Fee

C.7.1	The amount of a fixed fee is established by the applicable Work Order.

C.7.2	By executing the Work Order, Supplier represents a good-faith belief and professional opinion that the Project (or relevant part) can be fully performed for the fixed fee, that it has adequate information to form that belief and opinion, and that it accepts the risk that its own cost of performance may exceed the fixed fee.

C.8	Hourly Fee

C.8.1	The amount of an hourly fee is calculated by multiplying the number of Supplier's compensable hours by the applicable hourly rate.

C.8.2	A "compensable hour" includes only the time that a compensable Worker works directly on the Project. To avoid misunderstanding, Lilly and Supplier acknowledge that none of the following roles or functions qualifies as work attributable to a Project, and thus, hours spent serving these roles or functions are not compensable hours.

C.8.2.1	Accounting, bookkeeping, accounts payable, accounts receivable, account collection, audits.

C.8.2.2	Data processing or information technology support services.

C.8.2.3	Human resources.

C.8.2.4	Executive, management, and supervisory functions.

C.8.2.5	Secretarial, clerical, or administrative assistance.

C.8.2.6	Legal services.

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C.8.3	The following Workers are compensable at the hourly rates listed below when working directly on the Project.

Compensable Worker	Hourly rate
SEE ATTACHED BUDGET

C.8.4	A Work Order may designate other compensable Workers and their corresponding hourly rates, but only if the parties agree that the Project requires the services of one or more Workers not designated in the above table. No Workers other than those listed above or designated in a Work Order are compensable.

C.9	Unit-based Fees

C.9.1	The amount of a unit-based fee is calculated by multiplying the number of Supplier's compensable hours by the applicable unit price set forth in the table below.

Unit	price per unit
SEE ATTACHED BUDGET

C.10	Reimbursable Project Expenses

C.10.1	Subject to the following restrictions and conditions, Lilly will reimburse Supplier only for its actual, reasonable, proper, out-of-pocket expenses directly attributable to the Project (with no additional overhead, profit margin, administrative charges, handling fees, or other markup.

C.10.2	Lilly will not reimburse Supplier for expenses arising from Supplier's use of Subcontractors (subject this Agreements restrictions and conditions on the use of Subcontractors) in excess of the amount Lilly would have compensated Supplier had it furnished the subcontracted Services and Deliverables itself.

C.10.3	Reimbursable expenses will be reduced to reflect all discounts available to Supplier from the third-party suppliers (including, without limitation discounts for early payment, provided Supplier receives funds prior to the discount date) whether or not Supplier actually takes advantage of the discount.

C.10.4	Travel expenses are reimbursable only to the extent described in Section C.11.

C.10.5	Examples of expenses that are not reimbursable include:

Accounting or legal expenses	Rent, utilities, maintenance, depreciation
Insurance (including insurance Supplier is required to maintain under this Agreement)	Telephone, telefaxes, teleconference or videoconference services, postage, messenger or delivery services, office supplies
Business development (including development of business with Lilly)	Information technology, data processing, internet services
Employee benefits or HR services	Executive, management, or supervisory services
Secretarial, clerical or administrative, general office services

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C.11 Reimbursable Travel Expenses

C.11.1	Travel expenses are reimbursable only to the extent:

C.11.1.1	The travel is necessary for performance of the Services;

C.11.1.2	Lilly approves the travel (including the travelers) in advance;

C.11.1.3	The expenses include the reasonable, proper, out-of-pocket cost (including reasonable, customary gratuities and taxes) for transportation, meals, and lodging for individuals performing the Services.

C.11.1.4	The expenses do not exceed the maximum amounts below.

C.11.2	Transportation. Lilly will reimburse Supplier only for the cost of: (i) public transportation by airline, taxi, bus, train, subway, ferry, airport shuttle, and ride-share limousine; or (ii) private ground transportation, including automobiles owned by Supplier or by Supplier's Representatives, subject to the restrictions:

C.11.2.1	The maximum amount Lilly will reimburse for any air transportation is the cost of the lowest price, coach-class ticket (including nonrefundable tickets) that could have been obtained through Lilly Travel Services for any flight that would have satisfied the business purpose of the travel. Subject to the foregoing limitation, Lilly will reimburse Supplier for any nonrefundable tickets that go unused because of Lilly's decision, act, or omission if the unused ticket is returned to Lilly.

C.11.2.2	The maximum amount Lilly will reimburse for any rental car is sixty dollars per day ($60/day), including taxes, fuel, and insurance as required.

C.11.2.3	Lilly will reimburse for private ground transportation at the rate the United Kingdom Inland Revenue currently allows for the deduction of business expenses.

C.11.3	Meals. Lilly will reimburse no more than the following amounts per traveler per day for meals, including taxes and gratuities.

C.11.3.1	Breakfast, fifteen dollars ($15.00).

C.11.3.2	Lunch, twenty-five dollars ($25.00).

C.11.3.3	Dinner, sixty dollars ($60.00).

C.11.4	Lodging. Lilly will reimburse no more than two hundred fifty dollars ($250) per room per day.

C.11.5	Supplier may make reservations for transportation and lodging through Lilly Travel Services, an independent contractor that makes travel arrangements for individuals traveling for Lilly's benefit. The operator of Lilly Travel Services is not Lilly's agent and has no authority to make contracts or other binding commitments on Lilly's behalf. Lilly Travel Services may require the traveler to produce evidence that the travel has been approved by a responsible Lilly Representative. For reservations or emergency travel service, contact Lilly Travel Services at (317) 276-9000 between 7:00 a.m. and 5:00 p.m. (Indianapolis Time), Monday through Friday. Travelers may be referred to another agency at Lilly's discretion.

C.11.6	Each invoice for reimbursement of travel expenses must list each ticket or fare, each meal, each night's lodging, and each gratuity as a separate item. Each individual item in excess of twenty-five dollars ($25.00) must be supported by a receipt or equivalent documentation.

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C.11.7	Non-reimbursable travel expenses. Examples of travel expenses that are not reimbursable include:

Lost or stolen property	Air phone services
Personal entertainment or recreational expenses such as golf, tennis, and in-room and in-flight movies	Business entertainment (unless approved by Lilly in advance)
Towing charges or fines for violations of laws, including traffic and parking violations	Purchase of clothing, luggage, toiletries and other personal items
House-sitting, pet care, or kennel fees	Barber and hair stylists
Credit card late fees or finance charges	Airline clubs
Childcare expenses

C.12	Effect of an Estimated Amount

C.12.1	An Agreement may state an estimated amount for the total Compensation (or any specified part or combination of parts of the Compensation) that Lilly will owe Supplier for full performance of the Project (or any relevant part).

C.12.2	By executing the Agreement, Supplier represents a good-faith belief and professional opinion that the Project (or relevant part) can be fully performed within the estimated amount and that it has adequate information to form that belief and opinion.

C.12.3	If Supplier later believes that the Services for the Project cannot be completely performed without exceeding the estimated amount, Supplier will curtail its work to mitigate further cost to Lilly while preserving the value of any work already completed. Supplier will give Lilly prompt written notice that it believes the Project cannot be completed within the estimated amount, the reasons for that belief, the amount of compensation already accrued, and a new good-faith estimate for completing the Project. The notice constitutes an offer to amend the Agreement to replace the old estimated amount with the new.

C.12.4	Lilly has the option to accept the offer to amend the Agreement or to terminate the agreement immediately (with any notice period otherwise required being waived). Until Lilly exercises its option, Supplier will take commercially reasonable measures to mitigate further costs to Lilly while preserving the value of any work already completed.

C.12.5	In no event does Supplier have any obligation to proceed with the Project after the estimated amount is reached. In no event does Lilly have any responsibility to pay Supplier any compensation in excess of the lower of: (i) the estimated amount; or (ii) the amount of compensation accrued at the time Supplier believed or reasonably should have believed the Project could not be completed within the estimated amount.

C.13	Effect of a Guaranteed Maximum Amount

C.13.1	A Work Order may state a guaranteed maximum amount for the Compensation (or any specified part or combination of parts of the Compensation) that Lilly will owe Supplier for full performance of the Project (or any specified part). In no event is Lilly obligated to pay Supplier more than the stated amount for full performance of the Project (or full performance of the relevant part of the Project).

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C.13.2	By executing the Work Order, Supplier represents a good-faith belief and professional opinion that the Project (or relevant part) can be fully performed within the guaranteed maximum amount, that it has adequate information to form that belief and opinion, and that it accepts the risk that its own cost of performance may exceed the guaranteed maximum amount.

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Exhibit D Insurance

D.1	Required Policies

D.1.1	Supplier will maintain, or will cause its Affiliates and Subcontractors to maintain, all insurance policies described in Error! Reference source not found. (below) covering all activities related to this Agreement on the part of Supplier, its Affiliates, its Subcontractors, their respective Representatives, and anyone else for whose acts or omissions Supplier may be liable.

D.1.2	Supplier will maintain, or will cause others to maintain, umbrella liability insurance required by Chinese governments.

D.1.3	Each policy will be underwritten by an insurer rated A, XV or better by A.M. Best Co. and (except to the extent prohibited by Applicable Law) contain a waiver of subrogation in favor of Lilly.

D.1.4	Each policy other than workers' compensation policies will name Lilly as an additional insured.

D.2	Certificates of Insurance

D.2.1	Supplier will cause the underwriter of each policy to furnish Lilly a certificate of insurance for each insurance policy required by this Exhibit. The certificate will contain the insurer's assurance that it will endeavor to notify Lilly at least thirty (30) days in advance of canceling the policy. Such certificates must be furnished to Lilly before Supplier begins performance under this Agreement and again upon renewal or replacement of any policy required by this Exhibit.

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Exhibit E Authorship

E.1	Authorship Criteria

E.1.1	Lilly complies with the authorship standards of the International Committee of Medical Journal Editors. The standards state that all persons designated as authors should qualify for authorship, and all those who qualify should have participated sufficiently in the work to take public responsibility for appropriate portions of the content. One or more authors should take responsibility for the integrity of the work as a whole, from inception to published article. Authorship credit should be based on (1) substantial contributions to conception and design, or acquisition analysis or interpretation of data for the work; AND; (2) drafting the work or revising it critically for important intellectual content; AND (3) final approval of the version to be published; AND (4) agreement to be accountable for all aspects of the work in ensuring that questions related to the accuracy or integrity of any part of the work are appropriately investigated and resolved. Authors should meet conditions 1, 2, 3 and 4.

E.1.2	Lilly will provide you access to the research data under its control necessary for you to perform your responsibilities as an author of the Publication.

E.2	Reimbursement to Authors

E.2.1	Consistent with the traditional scientific model in which authors do not receive specific financial remuneration for fulfilling authorship responsibilities, Lilly does not pay for intellectual contribution to the publication or time spent authoring either in the form of fee for service or an honorarium. If Lilly requests you to make a presentation of data at a congress, or related activity, you may be reimbursed for travel and reasonable out-of-pocket expenses associated with the presentation. You will be contacted in a separate written communication if Lilly requests you to make such presentations or to perform preparatory activities that will involve reimbursable out-of-pocket expenses being incurred by you. If you believe that Lilly has requested you to incur such expenses and you have not received such a written communication, please contact Lilly before incurring such expense. Lilly will only reimburse such expenses if you have received a written offer of reimbursement before they are incurred.

E.2.2	Lilly will provide reimbursement only for expenses actually incurred and not otherwise reimbursed by other parties.

E.2.3	All financial support from Lilly for scientific publications and presentations is to be fully disclosed to any journal or congress.

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